ANNEX A

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Amendment No. 1 is provided as of March 17, 2025:

Reporting Persons	Shares Held Directly	Sole Voting Power		Shared Voting Power	Sole Dispositive Power		Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3)
Resolute Compo Holdings LLC(1)	0	0		0	0		0	0	0%
Resolute ManCo Holdings LLC(1)	4,107,534	0		4,107,534	0		4,107,534	4,107,534	48.2%
Tungsten 2024 LLC(1)	73,330	0		4,180,864	0		4,180,864	4,180,864	49.0%
Thomas Knott(1)	0	0		4,107,534	0		4,107,534	4,107,534	48.2%
C 323 Holdings(1)	0	0		4,107,534	0		4,107,534	4,107,534	48.2%
John Cote(1)	0	125,000	(2)	4,180,864	125,000	(2)	4,180,864	4,305,864	50.5%

(1)	Tungsten is the record holder of 73,330 shares of Common Stock. Resolute ManCo Holdings is the record holder of 4,107,534 shares of Common Stock. Tungsten is the managing member of Resolute Compo Holdings and Resolute ManCo Holdings. Mr. John Cote is the manager of Tungsten. Mr. Knott is the sole member and manager of C 323 Holdings. C 323 Holdings is a member of Resolute Compo Holdings and Resolute ManCo Holdings. Tungsten has the right to vote and dispose of the shares of Common Stock it holds of record and, as the managing member of Resolute ManCo Holdings, has the right to vote and dispose of the shares of Common Stock held of record by Resolute ManCo Holdings, subject to certain consultation rights held by C 323 Holdings. Accordingly, each of Tungsten and Mr. John Cote may be deemed to share beneficial ownership of the shares of Common Stock held of record by Tungsten, and each of Resolute ManCo Holdings, Tungsten, Mr. John Cote, C 323 Holdings and Mr. Knott may be deemed to share beneficial ownership of the shares of Common Stock held of record by Resolute ManCo Holdings.

(2)	Shares held through Ridge Valley LLC, of which Mr. John Cote serves as manager.

(3)	Based on 8,525,994 shares of Common Stock that were outstanding as of March 17, 2025.